Standard Register

600 Albany St. · Dayton, OH 45417

Investor and media contact:

937.221.1000 · 937.221.1486 (fax)

Shaun C. Smith · 937.221.1504

www.standardregister.com

shaun.smith@standardregister.com

For Release on April 29, 2010 at 11:00 a.m. EST

Standard Register Reports First Quarter 2010 Financial Results

DAYTON, Ohio (April 29, 2010) – Standard Register (NYSE: SR) today announced its financial results for the first quarter, which ended April 4, 2010. The Company reported revenue of $167.4 million and a net loss of $0.8 million, or $0.03 per share. The results compare to revenue of $174.6 million and a net loss of $11.0 million, or $0.38 per share, last year. Gross margin as a percent of revenue for the quarter was 32.0 percent compared with 31.1 percent in the prior year.

Revenue trends continue to improve across all segments due to stabilization of the customer base, implementation of new customers, and growth through priority solutions. The Industrial business unit, in particular, posted revenue growth of 31.9 percent for the quarter. Despite unfavorable pricing conditions, gross margin improved across most business units due to cost containment efforts initiated during the prior year. In addition, the Company recognized a $1.7 million favorable LIFO adjustment related to the reduction of inventories. SG&A was lower due to cost containment efforts, but planned investments in technology, materials science, and key expertise to support our market development resulted in a net $2.3 million increase.

 “Market focus is providing the clarity around where we need to invest which will allow us to become a much stronger Company in the future,” stated Joseph Morgan, president and chief executive officer.  “While we are making progress, we recognize the need to accelerate our efforts in order to take advantage of the opportunities that are presenting themselves within these markets.”

The net loss in the first quarter of 2010 included $4.7 million of pension loss amortization, or $0.10 per share after tax and $0.4 million of restructuring, or $0.01 per share after tax. The net loss for the first quarter of 2009 included $4.7 million of pension loss amortization, or $0.10 per share after tax; $19.7 million for pension settlement losses, or $0.41 per share after tax, and $0.6 million of restructuring charges, or $0.01 per share after tax. Excluding these items, non-GAAP adjusted net income was $2.3 million, or $0.08 per share, for the first quarter of 2010 compared with non-GAAP adjusted net income of $4.1 million, or $0.14 per share for the prior year.

Capital expenditures were $8.3 million through the first three months utilizing a combination of $2.0 million in cash and $6.3 million through operating and capital lease agreements. Capital expenditures are expected to end the year in the $17-19 million range.

“Our capital investments during the quarter include the expansion of capabilities within our product portfolio through the upgrade of our entire digital Print On Demand network,” said Morgan. “This transformation coupled with recent enhancements to our web-based customer facing software SMARTworks® has positioned us as a print–on-demand leader within our core markets.”

Pension funding was $7.0 million for the quarter and is expected to end the year at approximately $29 million. Non-GAAP cash flow on a net debt basis was $1.9 million positive for the quarter. During the quarter, the Company entered into a $100 million, four-year senior secured revolving credit facility that replaced the existing facility due to expire in May 2010. The agreement, to be used for general corporate purposes, increased the borrowing capacity of the Company.

Dividend

On Thursday, April 29, 2010, Standard Register’s board of directors declared a quarterly dividend of $0.05 per share to be paid from capital surplus on June 4, 2010, to shareholders of record as of May 21, 2010. Capital surplus consists of funds legally available for the payment of dividends in the absence of accumulated earnings and profits, or earned surplus. The board will consider future dividend payments on a quarter-by-quarter basis in accordance with its normal practice.

Conference Call

Standard Register’s President and Chief Executive Officer Joe Morgan and Chief Financial Officer Bob Ginnan will host a conference call at 10:00 a.m. EST on April 30, 2010, to review the first quarter results. The call can be accessed via an audio web cast accessible at: http://www.standardregister.com/investorcenter.

About Standard Register

Standard Register is a premier document services provider, trusted by companies to manage the critical documents they need to thrive in today’s competitive climate. Employing nearly a century of industry expertise, Lean Six Sigma methodologies and other leading technologies, the Company helps organizations increase efficiency, reduce costs, mitigate risks, grow revenue and meet the challenges of a changing business landscape. The Company offers document and label solutions, technology solutions, consulting and print supply chain services to help clients manage documents throughout their enterprises. More information is available at http://www.standardregister.com.

Safe Harbor Statement

This report includes forward-looking statements covered by the Private Securities Litigation Reform Act of 1995. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. All statements regarding our expected future financial condition, revenues or revenue growth, projected costs or cost savings, cash flows and future cash obligations, dividends, capital expenditures, business strategy, competitive positions, market shares, growth opportunities for existing products or products under development, and objectives of management are forward-looking statements that involve certain risks and uncertainties. In addition, forward-looking statements include statements in which we use words such as “anticipates,” “projects,” “expects,” “plans,” “intends,” “believes,” “estimates,” “targets,” and other similar expressions that indicate trends and future events. These forward-looking statements are based on current expectations and estimates. We cannot assure you that such expectations will prove to be correct. The Company undertakes no obligation to update forward-looking statements as a result of new information, since these statements may no longer be accurate or timely. Because such statements deal with future events, actual results for fiscal year 2010 and beyond could differ materially from our current expectations.

Factors that could cause the Company’s results to differ materially from those expressed in forward-looking statements include, without limitation, variation in demand and acceptance of the Company’s products and services, the frequency, magnitude and timing of paper and other raw-material price changes, general business and economic conditions beyond the Company’s control, timing of the completion and integration of acquisitions, the consequences of competitive factors in the marketplace, results of the MyC3 initiative and other cost-containment strategies, and the Company’s success in attracting and retaining key personnel. Additional information concerning factors that could cause actual results to differ materially from those projected is contained in the Company’s filing with The Securities and Exchange Commission, including its report on Form 10-K for the year ended January 3, 2010.

Non-GAAP Measures Presented in This Press Release

The Company reports its results in accordance with Generally Accepted Accounting Principles in the United States (GAAP). However, we believe that certain non-GAAP measures found in this press release, when presented in conjunction with comparable GAAP measures, are useful for investors. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows where amounts are either excluded or included, not in accordance with generally accepted accounting principles. We discuss several measures of operating performance including adjusted net income and earnings per share and cash flow on a net debt basis which are not calculated in accordance with GAAP. These non-GAAP measures should not be considered as substitutes for, or superior to, results determined in accordance with GAAP.

Management evaluates the Company’s results excluding pension loss amortization, pension settlements, restructuring charges, and asset impairments. We believe that this non-GAAP financial measure is useful to investors because it provides a more complete understanding of our current underlying operating performance, a clearer comparison of current period results with past reports of financial performance, and greater transparency regarding information used by management in its decision making. Internally, management and our Board of Directors use this non-GAAP measure to evaluate our business performance and to establish incentive compensation.

In addition, because our credit facility is borrowed under a revolving credit agreement, which currently permits us to borrow and repay at will up to a balance of $100 million (subject to limitations related to receivables, inventories, and letters of credit), we take the measure of cash flow performance prior to borrowing or repayment of the credit facility. In effect, we evaluate cash flow as the change in net debt (credit facility debt less cash and cash equivalents).

The table below provides a reconciliation of these non-GAAP measures to their most comparable measure calculated in accordance with GAAP.

THE STANDARD REGISTER COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars In Thousands, except Per Share Amounts)
(Unaudited)
	Y-T-D
	13 Weeks Ended	13 Weeks Ended
	4-Apr-10	29-Mar-09
TOTAL REVENUE	$ 167,423	$ 174,620
COST OF SALES	113,814	120,385
GROSS MARGIN	53,609	54,235
COSTS AND EXPENSES
Selling, general, and administrative	54,145	51,787
Pension settlement losses	-	19,747
Restructuring and other exit costs	432	601
TOTAL COSTS AND EXPENSES	54,577	72,135
LOSS FROM OPERATIONS	(968)	(17,900)
OTHER INCOME (EXPENSE)
Interest expense	(390)	(303)
Other income	2	48
Total other expense	(388)	(255)
LOSS BEFORE INCOME TAXES	(1,356)	(18,155)
Income Tax Benefit	(543)	(7,179)
NET LOSS	$ (813)	$ (10,976)

Average Number of Shares Outstanding - Basic	28,875	28,792
Average Number of Shares Outstanding - Diluted	28,875	28,792
BASIC AND DILUTED LOSS PER SHARE	$ (0.03)	$ (0.38)

Dividends declared for the period per share	$ 0.05	$ 0.23

MEMO:
Depreciation and amortization	$ 6,087	$ 6,219
Pension loss amortization	$ 4,668	$ 4,657

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars In Thousands)
(Unaudited)
	4-Apr-10	3-Jan-10
ASSETS
Cash and cash equivalents	$ 193	$ 2,404
Accounts and notes receivable	102,778	108,524
Inventories	30,724	33,625
Other current assets	25,514	24,504
Total current assets	159,209	169,057
Plant and equipment	86,013	85,740
Goodwill	6,557	6,557
Deferred taxes	103,731	104,691
Other assets	13,932	13,676

Total assets	$ 369,442	$ 379,721
LIABILITIES AND SHAREHOLDERS' EQUITY
Current portion long-term debt	$ 1,557	$ 35,868
Other current liabilities	72,272	77,349
Deferred compensation	7,372	7,699
Long-term debt	35,902	-
Retiree healthcare obligation	7,335	7,425
Pension benefit obligation	193,775	202,146
Other long-term liabilities	7,203	7,080
Shareholders' equity	44,026	42,154
Total liabilities and shareholders' equity	$ 369,442	$ 379,721

THE STANDARD REGISTER COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	13 Weeks Ended
	April 4,	March 29,
	2010	2009

Net loss plus non-cash items	$ 9,227	$ 11,863
Working capital	7,919	2,482
Restructuring payments	(2,407)	(1,771)
Contributions to qualified pension plan	(7,000)	(6,000)
Other (1)	(2,144)	(3,993)
Net cash provided by operating activities	5,595	2,581

Capital expenditures, net	(2,054)	(3,390)
Net cash used in investing activities	(2,054)	(3,390)

Net change in borrowings under credit facility	(4,119)	7,501
Principal payments on long-term debt	(199)	-
Dividends paid	(1,456)	(6,642)
Other	10	61
Other	-	-
Net cash (used in) provided by financing activities	(5,764)	920
Effect of exchange rate	12	(26)
Net change in cash	$ (2,211)	$ 85

(1) Includes deferred compensation and non-qualified pension payments and changes in other non-current assets and liabilities

THE STANDARD REGISTER COMPANY
Reconciliation of GAAP to Non-GAAP Measures
(In thousands, except per share amounts)

	13 Weeks Ended
	April 4,	March 29,
	2010	2009

GAAP Net loss	$ (813)	$ (10,976)
Adjustments, net of tax

Pension loss amortization	2,815	2,808
Pension settlement losses		11,907
Restructuring and impairment charges	260	362
Non-GAAP Adjusted Net Income	$ 2,262	$ 4,101

GAAP Loss Per Share	$ (0.03)	(0.38)
Adjustments, net of tax

Pension loss amortization	0.10	0.10
Pension settlement losses		0.41
Restructuring and impairment charges	0.01	0.01
Non-GAAP Adjusted Income Per Share	$ 0.08	0.14

GAAP Net Cash Flow	$ (2,211)	$ 85
Adjustments

Credit facility paid (borrowed)	4,119	(7,501)
Non-GAAP Net Cash Flow	$ 1,908	$ (7,416)